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                                                  EXHIBIT 99


FOR IMMEDIATE RELEASE

For: Americold - Corporation            Contact:  Robert Mead
                                                  (212)484-6701

           AMERICOLD PROPOSES DEBT RESTRUCTURING PLAN
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          Announces Preliminary Results for Fiscal 1995


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PORTLAND, Oregon (April 14, 1995) ---- Americold Corporation said today that it has distributed a confidential Disclosure Statement to certain of its debtholders of record as of March 31, 1995 describing the Company's plan for the restructuring of certain of its outstanding indebtedness. The Disclosure Statement solicits acceptance, by May 8, 1995, of a prepackaged plan of reorganization under Chapter 11 as a means of implementing the restructuring. The prepackaged plan has received a high level of creditor support, including the support in principle of the Company's largest secured lender, Metropolitan Life Insurance Company, as well as the support of its primary bank, U.S. National Bank of Oregon. The bank has provided the Company with a commitment to extend and modify the Company's existing $27.5 million revolving credit agreement.

As previously announced, Americold said that the primary goal of the restructuring plan is to revise the timing of debt service requirements that under the existing terms include $115 million in principal payments due on its 11% Senior Subordinated Debentures over the next two years. Such restructuring is necessary in order for the Company to remain in compliance with the terms of its various financing agreements and to continue the capital expenditures and other investments that are part of its long-term business strategy.

The Company said that it believes a prepackaged proceeding is the most expeditious means of implementing the restructuring and would ensure that the restructuring would have a minimal impact on the Company's operations. Americold said that the prepackaged proceeding would not affect the Company's relationships with its employees, customers and suppliers.

"We are confident that the proposed restructuring will be implemented quickly and efficiently through the prepackaged


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proceeding," said Ron Dykehouse, Chairman and CEO of Americold.
"The prepackaged proceeding will not interrupt the normal business operations of the Company, and we will continue to meet our obligations to our customers, employees and suppliers throughout the restructuring process."

Dykehouse added: "The restructuring will significantly improve the Company's liquidity and give us the financial flexibility we need to continue to expand our warehouse capacity and strengthen our leadership position as a provider of complete, nationwide third-party logistics services to the frozen food industry."

Terms of the proposed restructuring plan include:

     - Each holder of the Company's 11% Senior Subordinated Debentures due 1997 will receive a corresponding amount of new 15% Senior Subordinated Debentures due 2007, and an amount in cash equal to the accrued but unpaid interest on the old Senior Subordinated Debentures through but excluding the effective date of the plan of reorganization. The new debentures will be immediately callable at par.

     -    The Company's 11.45% First Mortgage Bonds, Series A due
          2002, and its 11.5% First Mortgage Bonds, Series B due
          2005, will remain unaffected. As part of the restructuring plan, the Company will repurchase
          $10 million of the Series A Bonds due 2002.

     - The investment agreement between the Company and Metropolitan Life Insurance Company will be amended to reflect the restructuring and will, in certain cases, contain covenants which are less restrictive than those contained in the existing investment agreement.

     - The Company's secured lenders (other than as relates to the investment agreement), general unsecured creditors, trade creditors (suppliers) and employees will be unaffected.

The Disclosure Statement contains additional information that may be important to any person considering purchasing or selling any security of the Company. All requests for a copy of the Disclosure Statement should be made to Americold Corporation, attention Investor Relations, 7007 S.W. Cardinal Lane, Suite 135, Portland, Oregon 97224 (503/624-8585).




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Preliminary 1995 Results
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In addition, Americold announced preliminary results for the fiscal year ended February 28, 1995. Total sales were $216 million, a 9% increase over $199 million a year ago. Warehousing sales were up in fiscal 1995 approximately 7% over last year as the effects of the fiscal 1994 midwest flooding diminished and the strong vegetable harvest during fiscal 1995 increased the utilization of the Company's warehouses. In fiscal 1995, the Company also experienced an approximate 50% sales increase in transportation management services as the Company continued its move into the third-party logistics business.

Preliminary net income for fiscal 1995 was $5.6 million, compared to a loss of $11.0 million in the prior year after adjusting for extraordinary losses and the implementation of certain accounting changes affecting fiscal 1994. Net income for the current year was affected by a pretax gain of approximately $17.0 million reported in the third quarter related to the settlement of the Company's insurance claim arising from the Kansas City, Kansas warehouse fire. Without such settlement, the Company would have experienced a net loss for fiscal 1995 of approximately $4.7 million.

Americold is the nation's largest cold storage logistics company with 51 warehouses across the United States providing full service storage and distribution services. Over 18 billion pounds of harvested, processed and prepared foods move through the Americold system every year.



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